Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert
Director, Investor and Corporate Communications
(386) 681-4281
FOR IMMEDIATE RELEASE
INTERNATIONAL SPEEDWAY CORPORATION LAUNCHES COMPANY-WIDE INITIATIVE TO
REDUCE OPERATIONAL COSTS AND STREAMLINE ORGANIZATION
Roger VanDerSnick, Chief Operating Officer, Leaves Company
     DAYTONA BEACH, Fla. — August 17, 2010 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today announced the implementation of broad-based strategic organizational and structural changes that will create a leaner and more responsive organization, enabling the Company to remain the leader in motorsports entertainment. Included in these changes, Roger VanDerSnick, Executive Vice President and Chief Operating Officer (“COO”), has left the Company. As part of the changes to the organizational structure, there are no plans to replace the COO position and the primary responsibilities of this role will fall under ISC’s President, John Saunders.
     As the economic recovery expected earlier in 2010 has not materialized, the Company will initiate additional organizational and structural changes through the remainder of its fiscal year. These changes will have a positive impact on the Company’s financial position and will include streamlining of corporate services, optimization of event and ancillary business models, and process improvements that will result in a reduction of workforce and operational costs. ISC anticipates these initiatives will lower its direct operating expenses, beginning in 2011, by $20 million to $30 million in sustainable reductions. These changes will result in the Company recording a pre-tax charge to earnings of between $1.5 million and $1.9 million, or approximately $0.02 and $0.03 per diluted share, in its fiscal 2010 results. Additional non-material cash and non-cash charges will be incurred in 2011 and 2012, depending on the timing of other business changes.
     “ISC remains a profitable and financially sound company but given the ongoing economic challenges, we need to be proactive in improving operations and the bottom line to remain the industry leader in motorsports entertainment,” stated Lesa France Kennedy, ISC’s Chief Executive Officer. “The fan experience remains our top priority and these organizational changes will allow us to continue delivering positive experiences for our guests and business partners. We are confident that our plans will create a more efficient and effective organization, and will better position ISC to achieve its long-term goals.”
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ISC LAUNCHES INITIATIVE TO STREAMLINE ORGANIZATION	PAGE 2
     In closing, Ms. France Kennedy stated, “We want to thank Roger for his years of service and for elevating the prominence of motorsports entertainment through his contributions at NASCAR and for the past four years at ISC. We wish him well as he enters a new phase in his remarkable career.”
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the Daytona 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its wholly owned subsidiary, Stock-Car Montreal.
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network; the Daytona 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, and official attraction of NASCAR®; and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company’s Web site at www.internationalspeedwaycorporation.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
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